Exhibit (d)(1)(a)(ii)

[	]

Flexible Premium Adjustable Death Benefit Variable Life Insurance Contract – Nonparticipating	Contract Number [3000000]
Insured [John Doe]
Agency [0001]

Adjustable death benefit. Death Proceeds payable at death of Insured. Flexible premiums payable until prior to the death of Insured.

The amount and duration of the death benefit may increase or decrease as described in this contract, depending on the investment experience of the Subaccounts.

The Contract Value of this contract may increase or decrease daily depending on the investment experience of the Subaccounts. There is no guaranteed minimum Contract Value.

Kansas City Life Insurance Company will pay the Proceeds of this contract according to the provisions on this and the following pages, all of which are part of this contract. This contract is a legal contract between you and Kansas City Life Insurance Company. READ YOUR CONTRACT CAREFULLY.

Signed for Kansas City Life Insurance Company, a stock company, at its home office, 3520 Broadway, P.O. Box 219139, Kansas City, MO 64121-9139. Telephone: 800-821-6164. Website: www.kclife.com.

[	]
[Secretary	President, CEO, and Chairman]

[10]-Day Right to Examine Contract

Please examine this contract carefully. If you are not satisfied, you may return the contract to us or to your agent within [10] days of its receipt. If returned, the contract will be void from the beginning and any premium paid will be refunded.

Your state insurance department: [XXX-XXX-XXXX]

ICC19J209	1

A copy of the original application and any additional benefits provided by rider or endorsement follow the last page of this contract.

Features of Your Variable Universal Life Insurance Contract

Your variable universal life insurance contract provides for flexible premium payments and an adjustable death benefit. The Contract Values are affected by such things as the investment experience of the Subaccounts, the amount of your premium payments, monthly contract charges, and the monthly interest credited to your Fixed Account Value. Even if planned premiums are paid as scheduled, they may not be sufficient to continue the contract in force until the death of the Insured.

Some aspects of your variable universal life insurance contract are guaranteed, including the minimum Fixed Account Guaranteed Interest Rate and maximum Cost of Insurance charges. Other aspects of your contract, such as the investment experience of the Subaccounts, the current interest rate on the Fixed Account, and current Cost of Insurance charges, are not guaranteed. Fluctuations in the non-guaranteed elements of your contract will affect the Contract Values and premium payments necessary to keep your contract in force.

Contract loans and partial surrenders may adversely affect the amount of death benefit, Contract Values, and premium payments necessary to keep your contract in force.

ICC19J209	2

Section 1: Contract Data

Beneficiary As stated in the application or in any subsequent agreements, amendments, or endorsements	Contract Number [3000000]

Owner [The Insured]	Insured [John Doe]

Issue Age [35]	Initial Specified Amount $[100,000]

Sex [Male]	Contract Date [September 1, 2019]

Minimum Specified Amount $[100,000]	Maturity Date* None

Guaranteed Monthly Premium During Guaranteed Payment Period $[70.00]**	Fixed Account Guaranteed Interest Rate [2.00]%

Guaranteed Payment Period Seven years following the Contract Date	Loan Interest Rate [5.00]%

Mortality Table [2017 Commissioners Standard Ordinary, Smoker or Nonsmoker, Male or Female, Ultimate Mortality Table, Age Near Birthday]

*Coverage may expire if the Cash Surrender Value or premium payments are insufficient as described in Section 5.8, Grace Period and Contract Lapse.

**This amount will change if you change the Specified Amount or any benefits provided by riders during the Guaranteed Payment Period.

ICC19J209	3

Section 1: Contract Data (continued)	Date Prepared [09/01/2019]

Insured [John Doe]	Contract Number [3000000]

Planned Premium Payment: $[70.00] [Monthly]

Form Number	Benefit Description	Specified Amount	Risk Class	Monthly Cost of Insurance

ICC19J209	Coverage Option [A]: [Death benefit equals the Specified Amount at the time of death.] (Effective: [September 1, 2019])	$[100,000]*	[Standard Non-Tobacco[**]]	See Section 2[**]

[ICC19R250	Other Insured Term Life Insurance Rider ([Jane Doe]) Age: [35] Sex: [Female] (Effective: [September 1, 2019])	$[100,000]†	[Standard Non-Tobacco[**]]	See Rider[**]]

[ICC19R251	Children’s Term Life Insurance Rider (Effective: [September 1, 2019]) (Expiration Date: [September 1, 2049]	$[10,000]	[Standard Non-Tobacco]	$[5.00]

*This is the Specified Amount at the time this contract was issued. The Specified Amount may be changed as provided in Section 6, Contract Change Provisions.

[**The rates for your [Sex and ]Age will be increased by [$2.50] annually, charged on a monthly basis[, for [three] years].]

[**The rates for your [Sex and]Age will be increased by [25%][for [three] years].]

[†This is the Other Insured Specified Amount at the time the rider was issued. The Other Insured Specified Amount may be changed as provided in the Changes in the Specified Amount section of the rider.]

ICC19J209	4

Section 1: Contract Data (continued)	Date Prepared [09/01/2019]

Insured [John Doe]	Contract Number [3000000]

Monthly Expense Charges

$[10.00] per month for all Contract Years

$[0.05] per month per 1,000 of Specified Amount for Contract Years 1-20

$0.00 per month per 1,000 of Specified Amount for Contract Years 21+

Premium Expense Charge [5.00]% of each premium

[Other Insured Monthly Expense Charge

$[0.03] per month per 1,000 of Other Insured’s Specified Amount for years 1-20 after the effective date of the rider

$0.00 per month per 1,000 of Other Insured’s Specified Amount for years 21+ after the effective date of the rider]

Mortality and Expense Risk Charge 0.90% annually

Partial Surrender Charge
The lesser of 2% of the amount surrendered or $25.00.

Table of Surrender Charges

Contract Year	Amount at End of Year
1	$[1,300.00]
2	$[1,300.00]
3	$[1,300.00]
4	$[1,137.50]
5	$[975.00]
6	$[812.50]
7	$[650.00]
8	$[487.50]
9	$[325.00]
10	$[162.50]

The surrender charges listed above are applicable at the end of each Contract Year. The charge during the first Contract Year is level. After the first Contract Year, the surrender charge between years will be pro-rated. There will not be a surrender charge after the end of the 10th Contract Year unless you have requested an increase in the Specified Amount.

When a requested increase in the Specified Amount is made, an additional surrender charge and surrender charge period will be applicable for 10 years following the effective date of the increase in Specified Amount. We will send you an updated surrender charge schedule for the increase. The additional surrender charge will apply only if the increase is in connection with an increase as provided in Section 6.2, Changes in the Specified Amount, or, if applicable, under the terms of any increase rider.

ICC19J209	5

Section 1: Contract Data (continued)	Date Prepared [09/01/2019]

Insured [John Doe]	Contract Number [3000000]

Investment Options [KCL Fixed Account

Subaccounts that invest in the Kansas City Life Variable Life Separate Account:

AIM Invesco V.I. American Franchise Fund – Series I Shares

AIM Invesco V.I. Core Equity Fund – Series I Shares

AIM Invesco V.I. Technology Fund – Series I Shares

American Century VP Capital Appreciation Fund – Class I

American Century VP Income & Growth Fund – Class I

American Century VP International Fund – Class I

American Century VP Mid Cap Value Fund – Class I

American Century VP Ultra® Fund – Class I

American Century VP Value Fund – Class I

American Century VP Inflation Protection Fund – Class II

American Funds Insurance Series® Asset Allocation Fund – Class 2 Shares

American Funds Insurance Series® Capital Income Builder® – Class 2 Shares

American Funds Insurance Series® Global Bond Fund – Class 2 Shares

American Funds Insurance Series® Global Growth Fund – Class 2 Shares

American Funds Insurance Series® Growth-Income Fund – Class 2 Shares

American Funds Insurance Series® New World Fund® – Class 2 Shares

American Funds Insurance Series® Managed Risk Asset Allocation Fund – Class P2 Shares

American Funds Insurance Series® Managed Risk Blue Chip Income and Growth Fund – Class P2 Shares

American Funds Insurance Series® Managed Risk Growth Fund – Class P2 Shares

American Funds Insurance Series® Managed Risk Growth-Income Fund – Class P2 Shares

American Funds Insurance Series® Managed Risk International Fund – Class P2 Shares

BNY Mellon Variable Investment Fund Appreciation Portfolio – Initial Shares

BNY Mellon Variable Investment Fund Opportunistic Small Cap Portfolio – Initial Shares

BNY Mellon Stock Index Fund, Inc. – Initial Shares

BNY Mellon Sustainable U.S. Equity Portfolio, Inc. – Initial Shares

Calamos Growth and Income Portfolio

Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2)

Columbia Variable Portfolio – Seligman Global Technology Fund (Class 2)

Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2)

Federated Managed Volatility Fund II – P

Federated High Income Bond Fund II – P

Federated Government Money Fund II – S*

Fidelity VIP Contrafund℠ Portfolio – Service Class 2

Fidelity VIP Freedom Income Portfolio℠– Service Class 2

Fidelity VIP Freedom 2010 Portfolio℠– Service Class 2

Fidelity VIP Freedom 2015 Portfolio℠– Service Class 2

Fidelity VIP Freedom 2020 Portfolio℠– Service Class 2

Fidelity VIP Freedom 2025 Portfolio℠– Service Class 2

Fidelity VIP Freedom 2030 Portfolio℠– Service Class 2

Fidelity VIP Freedom 2035 Portfolio℠– Service Class 2

Fidelity VIP Freedom 2040 Portfolio℠– Service Class 2

Fidelity VIP Freedom 2045 Portfolio℠– Service Class 2

Fidelity VIP Freedom 2050 Portfolio℠– Service Class 2

Franklin Global Real Estate VIP Fund – Class 2

Franklin Small-Mid Cap Growth VIP Fund – Class 2

ICC19J209	6

Section 1: Contract Data (continued)	Date Prepared [09/01/2019]

Insured [John Doe]	Contract Number [3000000]

Investment Options (continued)

Templeton Developing Markets VIP Fund – Class 2

Templeton Foreign VIP Fund – Class 2

JPMorgan Insurance Trust Mid Cap Value Portfolio –Class 1 Shares

JPMorgan Insurance Trust Small Cap Core Portfolio – Class 1 Shares

JPMorgan Insurance Trust U.S. Equity Portfolio – Class 1 Shares

MFS® Growth Series – Initial Class Shares

MFS® Research Series – Initial Class Shares

MFS® Total Return Bond Series – Initial Class Shares

MFS® Total Return Series – Initial Class Shares

MFS® Utilities Series – Initial Class Shares

MFS® Strategic Income Portfolio – Initial Class Shares

TOPS® Managed Risk Balanced ETF Portfolio – Class 2 Shares

TOPS® Managed Risk Growth ETF Portfolio – Class 2 Shares

TOPS® Managed Risk Moderate Growth ETF Portfolio – Class 2 Shares

*The Federated Government Money Fund II – S Subaccount is referred to in this contract as the money market Subaccount.]

ICC19J209	7

Section 2: Monthly Cost of Insurance Rates	Date Prepared [09/01/2019]

Table of Guaranteed Maximum Monthly Cost of Insurance Rates
per $1,000 -- Tobacco User Risk Class

Age	[Male]	[Female]	Age	[Male]	[Female]	Age	[Male]	[Female]	Age	[Male]	[Female]
18	$[0.06917	$0.02750	47	$0.31593	$0.22172	76	$4.65406	$3.42754	105	$39.80369	$39.15807
19	$0.07167	$0.02750	48	$0.33761	$0.24339	77	$5.00829	$3.73809	106	$41.43433	$40.95282
20	$0.07501	$0.02750	49	$0.36096	$0.26674	78	$5.36109	$4.07823	107	$43.77960	$43.30680
21	$0.07751	$0.02750	50	$0.38765	$0.29259	79	$5.73183	$4.45476	108	$46.26314	$45.80085
22	$0.08001	$0.02750	51	$0.41934	$0.32260	80	$6.12985	$4.95611	109	$48.89512	$48.44516
23	$0.08251	$0.02917	52	$0.45354	$0.35513	81	$6.56954	$5.55822	110	$51.68322	$51.25020
24	$0.08501	$0.03250	53	$0.49274	$0.39099	82	$7.01977	$6.24290	111	$54.63909	$54.22586
25	$0.08751	$0.03417	54	$0.53695	$0.43018	83	$7.71744	$7.01047	112	$57.77384	$57.38331
26	$0.08751	$0.03417	55	$0.58618	$0.47439	84	$8.50675	$7.79614	113	$61.09802	$60.73597
27	$0.08584	$0.03417	56	$0.64291	$0.52444	85	$9.40683	$8.50336	114	$64.62542	$64.29589
28	$0.08417	$0.03500	57	$0.70633	$0.58117	86	$10.42931	$9.62509	115	$68.37036	$68.07843
29	$0.08334	$0.03667	58	$0.77977	$0.64458	87	$11.57154	$10.62334	116	$72.34581	$72.09768
30	$0.08334	$0.04000	59	$0.86241	$0.71468	88	$12.82917	$11.71737	117	$76.56919	$76.37123
31	$0.08667	$0.04250	60	$0.95758	$0.79313	89	$14.14736	$12.88217	118	$81.05868	$80.91846
32	$0.09251	$0.04500	61	$1.06697	$0.87994	90	$15.50937	$14.10193	119	$83.33333	$83.33333
33	$0.09918	$0.04917	62	$1.19142	$0.97595	91	$16.86729	$15.32721	120	$83.33333	$83.33333]
34	$0.10668	$0.06500	63	$1.32926	$1.08117	92	$18.18478	$16.59507
35	$0.11418	$0.07251	64	$1.47969	$1.19559	93	$19.45979	$17.89113
36	$0.12502	$0.08584	65	$1.64771	$1.32091	94	$20.62600	$19.08751
37	$0.13502	$0.10251	66	$1.82583	$1.45461	95	$21.63308	$20.30839
38	$0.14752	$0.11668	67	$2.01321	$1.59838	96	$23.02575	$21.84796
39	$0.16669	$0.12835	68	$2.21071	$1.74972	97	$24.55692	$23.46201
40	$0.18754	$0.13835	69	$2.42503	$1.90780	98	$26.28662	$25.13459
41	$0.21004	$0.14752	70	$2.66374	$2.08350	99	$28.18512	$26.81440
42	$0.23255	$0.15586	71	$2.93693	$2.27851	100	$30.22774	$28.45301
43	$0.25256	$0.16503	72	$3.24382	$2.46690	101	$32.21100	$30.69938
44	$0.26757	$0.17420	73	$3.58027	$2.67547	102	$34.19746	$32.93158
45	$0.27924	$0.18503	74	$3.93459	$2.90089	103	$36.14953	$35.11007
46	$0.29759	$0.20254	75	$4.29588	$3.15157	104	$38.03086	$37.19825

ICC19J209	8

Section 2: Monthly Cost of Insurance Rates (continued)	Date Prepared [09/01/2019]

Table of Guaranteed Maximum Monthly Cost of Insurance Rates
per $1,000 – Non-Tobacco User Risk Class

Age	[Male]	[Female]	Age	[Male]	[Female]	Age	[Male]	[Female]	Age	[Male]	[Female]
0	$[0.02333	$0.02500	34	$0.06500	$0.05167	68	$0.89497	$0.61705	102	$34.19746	$32.93158
1	$0.01333	$0.01417	35	$0.07501	$0.05917	69	$0.99015	$0.67796	103	$36.14953	$35.11007
2	$0.01167	$0.00917	36	$0.08751	$0.06667	70	$1.10205	$0.74806	104	$38.03086	$37.19825
3	$0.01000	$0.00667	37	$0.09834	$0.07417	71	$1.23486	$0.83152	105	$39.80369	$39.15807
4	$0.00917	$0.00667	38	$0.10835	$0.08167	72	$1.39361	$0.93087	106	$41.43433	$40.95282
5	$0.00833	$0.00667	39	$0.11418	$0.08417	73	$1.57832	$1.04609	107	$43.77960	$43.30680
6	$0.00833	$0.00750	40	$0.11918	$0.08584	74	$1.78903	$1.17972	108	$46.26314	$45.80085
7	$0.00833	$0.00750	41	$0.12585	$0.08667	75	$2.02409	$1.33511	109	$48.89512	$48.44516
8	$0.00750	$0.00667	42	$0.13418	$0.08667	76	$2.28186	$1.51145	110	$51.68322	$51.25020
9	$0.00750	$0.00667	43	$0.14169	$0.08667	77	$2.56573	$1.71711	111	$54.63909	$54.22586
10	$0.00750	$0.00750	44	$0.14919	$0.08751	78	$2.87994	$1.95632	112	$57.77384	$57.38331
11	$0.00833	$0.00750	45	$0.15252	$0.08751	79	$3.23879	$2.24168	113	$61.09802	$60.73597
12	$0.01000	$0.00750	46	$0.15919	$0.09084	80	$3.65330	$2.58835	114	$64.62542	$64.29589
13	$0.01333	$0.00667	47	$0.16419	$0.09501	81	$4.13873	$2.98891	115	$68.37036	$68.07843
14	$0.01917	$0.00917	48	$0.17086	$0.10001	82	$4.68266	$3.38475	116	$72.34581	$72.09768
15	$0.02917	$0.01583	49	$0.17837	$0.10668	83	$5.31645	$3.81701	117	$76.56919	$76.37123
16	$0.04167	$0.02250	50	$0.18754	$0.11501	84	$6.05224	$4.33706	118	$81.05868	$80.91846
17	$0.05750	$0.02667	51	$0.20171	$0.12585	85	$6.90907	$5.13540	119	$83.33333	$83.33333
18	$0.06917	$0.02750	52	$0.21921	$0.14002	86	$7.90280	$5.84480	120	$83.33333	$83.33333]
19	$0.07167	$0.02750	53	$0.24006	$0.15752	87	$9.04864	$6.64047
20	$0.07417	$0.02750	54	$0.26174	$0.17670	88	$10.34764	$7.57529
21	$0.07751	$0.02750	55	$0.28341	$0.19671	89	$11.76088	$8.61610
22	$0.07417	$0.02750	56	$0.30343	$0.21588	90	$13.27218	$9.76102
23	$0.07167	$0.02750	57	$0.32260	$0.23422	91	$14.82919	$10.98349
24	$0.07084	$0.02750	58	$0.34262	$0.25340	92	$16.39100	$12.31481
25	$0.07084	$0.02750	59	$0.36597	$0.27341	93	$17.94035	$13.75582
26	$0.06000	$0.02750	60	$0.39516	$0.29592	94	$19.39917	$15.21211
27	$0.05750	$0.02917	61	$0.43436	$0.32177	95	$20.70326	$16.78457
28	$0.05250	$0.03083	62	$0.48273	$0.35262	96	$22.35812	$18.73453
29	$0.04834	$0.03250	63	$0.53695	$0.38765	97	$24.12584	$20.88649
30	$0.04584	$0.03417	64	$0.59786	$0.42685	98	$26.05408	$23.24384
31	$0.04750	$0.03667	65	$0.66377	$0.46939	99	$28.10144	$25.77692
32	$0.04917	$0.04000	66	$0.73471	$0.51443	100	$30.22774	$28.45301
33	$0.05584	$0.04584	67	$0.81066	$0.56365	101	$32.21100	$30.69938

ICC19J209	9

Section 3: Definition of Certain Terms

The following are key words used in the contract and are important in describing both your rights and ours. As you read this contract, refer back to these definitions.

3.1 Accumulation Unit

An accounting unit used to calculate the Variable Account Value. It is a measure of the net investment results of each of the Subaccounts.

3.2 Age

This contract is issued at the Issue Age shown in Section 1, Contract Data, which is the Insured’s age on the birthday closest to the Contract Date. Age means the Issue Age plus the number of completed Contract Years.

3.3 Allocation Date

The date on which the initial Net Premium is allocated to the money market Subaccount. The Allocation Date is the later of the date we approve your application or the date we receive the initial premium at our home office.

3.4 Beneficiary

The person(s) or entity(ies) you have designated in the application or in the last Beneficiary designation filed with us to receive any Proceeds payable under this contract at the death of the Insured.

3.5 Cash Surrender Value

The Contract Value at the time of surrender less applicable surrender charges and less any loan balance.

3.6 Contract Anniversary

The same day and month as the Contract Date each year that the contract remains in force.

3.7 Contract Date

The date shown in Section 1, Contract Data, from which we compute contract months, years, and anniversaries. We measure the incontestability and suicide periods (see Section 9.2, Incontestability and Section 9.3, Suicide) for the contract from this date.

3.8 Contract Value

The sum of the Variable Account Value and the Fixed Account Value (including the loan account value). These values are described in Section 7, Contract Values.

3.9 Contract Year

Any period of twelve months starting with the Contract Date and each Contract Anniversary thereafter while this contract is in force.

3.10 Cost of Insurance

The charge for providing pure insurance protection using the current Cost of Insurance rates for this contract. It does not include the cost of any additional benefits provided by riders.

3.11 Coverage Options

The three choices offered for the calculation of the death benefit. These options are Option A, Option B, and Option C and are described in Section 4.2, Death Proceeds.

3.12 Fixed Account

An account that is part of our general account. The investment performance of the Variable Account has no impact on the Fixed Account.

3.13 Fixed Account Value

The total value of the contract allocated to the Fixed Account.

3.14 Insured

The person whose life is insured under this contract.

3.15 Maturity Date

The date shown in Section 1, Contract Data, when coverage terminates and the Cash Surrender Value, if any, is paid.

3.16 Monthly Anniversary Day

The day of each month when we make the Monthly Deduction for this contract. It is the same day of each month as shown in the Contract Date or the last day of the month for those months not having such a day.

ICC19J209	10

3.17 Monthly Deduction

The amount we deduct on each Monthly Anniversary Day from the Contract Value to pay the various contract expenses for the month beginning on that Monthly Anniversary Day. These expenses include: Cost of Insurance, Monthly Expense Charges, and the cost of any additional benefits provided by riders.

3.18 Monthly Expense Charge

The charge we deduct from the Contract Value on each Monthly Anniversary Day to compensate us for the costs associated with administration of the contract. The Monthly Expense Charge is shown in Section 1, Contract Data.

3.19 Mortality and Expense Risk Charge

The charge we deduct from the assets of the Subaccounts to compensate us for the mortality and expense risks for this contract. The Mortality and Expense Risk Charge is shown in Section 1, Contract Data.

3.20 Net Asset Value

The value of a Subaccount portfolio as determined at the end of each Valuation Day.

3.21 Net Investment Factor

The ratio of the Subaccount performance of the current Valuation Day to the immediately prior Valuation Day. The Subaccount performance includes gains or losses in the Subaccounts, dividends paid, any capital gains or losses, any taxes, and Mortality and Expense Risk Charges.

3.22 Net Premium

The premium payment minus the applicable Premium Expense Charge.

3.23 Non-Tobacco

A rate class that defines an Insured who has not used tobacco products in any form during the time period as set out in our underwriting guidelines.

3.24 Owner

The person who owns this contract. Only the Owner is entitled to exercise all rights and privileges provided in the contract.

3.25 Planned Premium Payments

The amount and frequency of Planned Premium Payments are shown in Section 1, Contract Data. Section 5.8, Grace Period and Contract Lapse, describes the amount of premium required to keep your contract in force.

3.26 Premium Expense Charge

The amount we deduct from each premium payment. This charge is shown in Section 1, Contract Data.

3.27 Proceeds

The total amount we are obligated to pay under the terms of this contract.

3.28 Reallocation Date

The date the Contract Value in the money market Subaccount is allocated to the Subaccounts and to the Fixed Account based on the Net Premium payment allocation percentages specified in the application. The Reallocation Date is 30 days after the Allocation Date.

3.29 Specified Amount

The amount of insurance coverage on the Insured.

3.30 Subaccounts

The division of accounts making up the Variable Account. The assets of each Subaccount are invested in a corresponding portfolio of a designated mutual fund.

3.31 Tobacco

A rate class that defines an Insured who has used tobacco products in any form during the time period as set out in our underwriting guidelines.

3.32 Valuation Day

Each day on which the New York Stock Exchange is open for business.

3.33 Valuation Period

The interval of time commencing at the close of business one Valuation Day and ending at the close of business on the next Valuation Day.

3.34 Variable Account

The Kansas City Life Variable Life Separate Account. This is not part of our general account. The Variable Account has Subaccounts, each of which is invested in a corresponding portfolio of a designated mutual fund.

3.35 Variable Account Value

The total value of the contract allocated to Subaccounts of the Variable Account.

ICC19J209	11

3.36 We, Our, Us

Kansas City Life Insurance Company.

3.37 Written Notice

A notice in writing or in a form satisfactory to us that is signed by you and received at our home office.

3.38 You, Your

The Owner of this contract. The Owner may be someone other than the Insured.

Section 4: Contract Proceeds

4.1 Types of Proceeds and Method of Payment

There are various types of Proceeds available under this contract. These include:

1)	death Proceeds;

2)	surrender Proceeds; and

3)	partial surrender Proceeds.

We will pay death or surrender Proceeds either under a payment option, as described in Section 13, Payment of Proceeds, or in a lump sum. The amount of Proceeds payable will vary by the type of Proceeds and the form of payment selected. We will pay partial surrender Proceeds only as a lump sum.

We have the right to require that this contract be returned to us when we pay death or surrender Proceeds.

To the extent permitted by law, Proceeds will not be subject to any claims of your creditors or the Beneficiary’s creditors.

4.2 Death Proceeds

If the Insured dies, we will pay the death Proceeds to the Beneficiary. We will require proof that the Insured’s death occurred while this contract was in force.

We will pay the Proceeds to the Beneficiary in a lump sum unless you or the Beneficiary elect one of the payment options listed in Section 13, Payment of Proceeds.

The amount of Proceeds payable upon the Insured’s death is determined according to the Coverage Option you have elected. The initial Coverage Option is shown in Section 1, Contract Data.

Coverage Option A

The death benefit will be the greater of:

1)	the Specified Amount on the date of death; or

2)	the Contract Value on the date of death multiplied by the corridor percentage as shown in the following table for the Insured’s Age on the date of death.

Coverage Option B

The death benefit will be the greater of:

1)	the Specified Amount plus the Contract Value, both on the date of death; or

2)	the Contract Value on the date of death multiplied by the corridor percentage as shown in the following table for the Insured’s Age on the date of death.

Coverage Option C

The death benefit will be the greater of:

1)	the Specified Amount on the date of death, plus the total premiums paid, minus the total amount of partial surrenders; or

2)	the Contract Value on the date of death multiplied by the corridor percentage as shown in the following table for the Insured’s Age on the date of death.

We will increase death benefits under any coverage option by any additional benefits provided by riders in force at the Insured’s death and any premiums received after the date of death. We will also refund any Cost of Insurance charge deducted before death for a period beyond the date of death. We will reduce death benefits by the loan balance at the time of death.

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The purpose of the corridor percentage calculation is to ensure that your contract will not be disqualified as a life insurance contract under Section 7702 of the Internal Revenue Code, as amended.

Corridor Percentages

Age	Corridor Percentage	Age	Corridor Percentage
0-40	250%	63	124%
41	243%	64	122%
42	236%	65	120%
43	229%	66	119%
44	222%	67	118%
45	215%	68	117%
46	209%	69	116%
47	203%	70	115%
48	197%	71	113%
49	191%	72	111%
50	185%	73	109%
51	178%	74	107%
52	171%	75-90	105%
53	164%	91	104%
54	157%	92	103%
55	150%	93	102%
56	146%	94	101%
57	142%	95+	100%
58	138%
59	134%
60	130%
61	128%
62	126%

If changes occur in the Internal Revenue Code that would disqualify the contract as a life insurance contract, we have the right to amend the contract in order to make it qualify under any new federal income tax laws.

4.3 Interest on Death Proceeds

We will pay interest on the death Proceeds after we receive due proof of the Insured’s death. We will pay interest on death Proceeds from the date of the Insured’s death to the date of payment of death Proceeds. The annual interest rate will be at least 1.0%.

We will pay additional interest at a rate of 10% annually, beginning with the date that is 31 calendar days from the latest of items 1, 2, and 3 below to the date payment is made:

1)	the date we receive due proof of the Insured’s death;

2)	the date we receive sufficient information to determine our liability, the extent of our liability, and the appropriate payee legally entitled to the death benefit; and

3)	the date that legal impediments to payment of the death benefit that depend on the action of parties other than us are resolved and sufficient evidence is provided to us. Legal impediments include, but are not limited to:

a)	the establishment of guardianships and conservatorships;

b)	the appointment and qualification of trustees, executors, and administrators; and

c)	the submission of information required to satisfy state and federal reporting requirements.

4.4 Surrender Proceeds

When you request your coverage to terminate, we will pay Proceeds of the full surrender as either a lump sum or under a payment option as described in Section 13, Payment of Proceeds. Unless you specify otherwise, we will pay full surrender Proceeds as a lump sum. We will pay partial surrender Proceeds only as a lump sum.

The amount of Proceeds payable upon a full surrender is the Cash Surrender Value as described in Section 7.10, Cash Surrender. The amount of Proceeds payable under the partial surrender provision is defined in Section 7.11, Partial Surrenders.

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Section 5: Premium and Reinstatement

5.1 Payment of Premium

You must pay your first premium before or when the contract is delivered. There is no insurance until we receive the first premium. All premiums after the first must be paid at our home office or to a representative authorized to receive premiums. We will furnish a receipt signed by us on request.

You may pay later premiums at any time. However, no premium payments will be accepted by us after the Insured attains age 121, except for amounts necessary to keep the contract in force under Section 5.8, Grace Period and Contract Lapse.

We will not limit premiums to less than the amount necessary to keep the contract in force under Section 5.8, Grace Period and Contract Lapse.

We may require satisfactory evidence of insurability prior to accepting any premium payments that result in an increase to the death benefit.

5.2 Right to Refund

We will inform you if we receive a premium payment that affects the tax qualification of this contract as described in Section 7702 of the Internal Revenue Code, as amended. We will offer you the choice of a refund of the premium or the option to increase the Specified Amount subject to our underwriting requirements.

If you choose to increase the Specified Amount and the Insured fails to meet our underwriting requirements for the required increase in coverage, we have the right to refund, with interest, any premium that would cause your contract to violate Section 7702.

5.3 Planned Premium Payments

The planned annual, semi-annual, quarterly, or monthly premium payment is shown in Section 1, Contract Data.

5.4 Amount and Frequency

Planned premiums may be paid at twelve, six, or three-month intervals. They may also be paid monthly with our consent. In order to keep the contract in force, the premium you pay must be sufficient to prevent the contract from lapsing as described in Section 5.8, Grace Period and Contract Lapse.

You may change the amount and frequency of premium payments at any time. The actual amount and frequency of premium payments affects the Contract Value and the amount and duration of insurance.

We have the right to limit the amount of any premium payment that would result in an increase to the death benefit.

5.5 Unscheduled Premiums

You may pay unscheduled premiums at any time. We may require satisfactory evidence of insurability prior to accepting any unscheduled premium payments.

Unscheduled premiums are subject to the requirements of Section 5.2, Right to Refund, if such premiums would require an increase in the death benefit under Section 7702 of the Internal Revenue Code, as amended.

5.6 Guaranteed Payment Period

The period of time, shown in Section 1, Contract Data, during which one of the following conditions must exist to prevent your contract from lapsing:

1)	the Cash Surrender Value of the contract on a Monthly Anniversary Day must be sufficient to cover the Monthly Deduction; or

2)	total premiums paid must be at least equal to the sum of the Guaranteed Monthly Premiums for each month the contract has been in force, plus loan balance and the total amount of partial surrenders, as provided in Section 5.8, Grace Period and Contract Lapse.

Monthly deductions continue during the Guaranteed Payment Period. The Cash Surrender Value at the end of the Guaranteed Payment Period may be insufficient to keep the contract from lapsing unless an additional payment is made at that time.

5.7 Guaranteed Monthly Premium

If you pay the Guaranteed Monthly Premiums as due, your contract will not lapse during the Guaranteed Payment Period (assuming you do not take any loans or partial surrenders). Section 5.8, Grace Period and Contract Lapse, describes this in detail.

The Guaranteed Monthly Premium will change if you increase the Specified Amount or change any benefits provided by riders.

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5.8 Grace Period and Contract Lapse

The conditions that will result in your contract lapsing will vary, as follows, depending on whether the Guaranteed Payment Period, shown in Section 1, Contract Data, has expired.

During the Guaranteed Payment Period

The contract will lapse if there is no Cash Surrender Value and if the accumulated premiums paid as of each Monthly Anniversary Day are less than:

X + Y + Z

“X” is the Guaranteed Monthly Premium (initial amount shown in Section 1, Contract Data) times the number of monthly anniversary dates during which the contract has been in force before any requested increases to the Specified Amount.

If requested increases to the Specified Amount have occurred, “X” will also include each new Guaranteed Monthly Premium after an increase times the number of monthly anniversary dates during which each applicable increase to the Specified Amount has been in force.

“Y” is the amount of loan balance.

“Z” is the total amount of partial surrenders taken.

We will provide a grace period of 61 days from the date your contract lapses to pay total premiums equal to or greater than X + Y + Z.

After the Guaranteed Payment Period

The contract will lapse if the Cash Surrender Value on a Monthly Anniversary Day will not cover the Monthly Deduction for the month beginning on that Monthly Anniversary Day.

We will provide a grace period of 61 days from the date your contract lapses to pay a premium that will provide enough Cash Surrender Value to cover the balance of the Monthly Deduction.

At least 30 days before the end of the grace period, we will mail notice of the grace period and of the premium sufficient to prevent the contract from terminating. This notice will be mailed to your last known address recorded with us and to any assignee of record.

Section 7, Contract Values, describes the Cash Surrender Value and Monthly Deduction. If the Insured dies during the grace period, we will pay the Proceeds reduced by any past due Monthly Deductions.

If the contract lapses and the grace period ends without sufficient premiums being paid, then coverage will terminate.

5.9 Reinstatement

If the grace period expires without sufficient premiums being paid to prevent termination, the contract may be reinstated within three years after the expiration of the grace period. Your contract cannot be reinstated if it has been surrendered.

In order to reinstate, we must receive:

1)	evidence of insurability of the Insured satisfactory to us; and

2)	payment of the premium amount which would have been sufficient to keep this contract from terminating, as described in Section 5.8, Grace Period and Contract Lapse, with interest from the date of lapse; plus:

a)	two months of Guaranteed Monthly Premium if the contract lapsed during the Guaranteed Payment Period; or

b)	three Monthly Deductions if the contract lapsed after the Guaranteed Payment Period.

The Contract Value at reinstatement will be equal to the Contract Value at termination. We will reinstate the contract on the Monthly Anniversary Day after the date we approve the reinstatement.

If termination occurs during the guaranteed payment period or during a time when any surrender charges are applicable, the balance of the guaranteed payment period and surrender charge periods at the time of termination will resume upon reinstatement.

If this contract terminates and it is reinstated, we cannot contest statements made in a reinstatement application after the contract has been in force during the Insured’s lifetime for two years from the date of the reinstatement application, except for fraud, when permitted by applicable law in the state where the contract was delivered or issued for delivery.

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This contract, the application, any supplemental applications, and the reinstatement application make up the entire contract. We reinstate this contract in consideration of the reinstatement application and payment of premium as described above. We will attach a copy of the reinstatement application when we reinstate this contract.

In the absence of fraud, all statements made in the reinstatement application either by you or by the Insured will be considered representations and not warranties. Statements may be used to contest a claim or the validity of this contract only if they are in a reinstatement application.

If the Insured dies by suicide, while sane or insane, within two years of the date of the reinstatement application, the amount payable by us will be equal to the total premiums paid on your contract from the date of reinstatement, less any loan balance.

Section 6: Contract Change Provisions

6.1 Right to Change

You may request the changes provided for in this section at any time. Your request must be made by Written Notice.

6.2 Changes in the Specified Amount

The Specified Amount may be changed after the contract has been in force for one year. Once the Specified Amount has been changed, it cannot be changed again for the next twelve months. Specified Amount changes are subject to the conditions outlined below. Changes in the Specified Amount will be effective on the Monthly Anniversary Day on or following the date we approve your application.

Decreases in the Specified Amount

We will apply any decrease first against any increases to the Specified Amount in the reverse order in which they were made. We will apply any remaining decrease against the initial Specified Amount.

We have the right to decline making any Specified Amount decrease that we determine would disqualify this contract as life insurance under applicable tax laws.

A decrease in the Specified Amount will not decrease either the surrender charge or the Guaranteed Monthly Premium.

The Specified Amount remaining in force after any requested decrease may not be less than the Minimum Specified Amount shown in Section 1, Contract Data.

Increases in the Specified Amount

A request for an increase in the Specified Amount will be subject to the following requirements:

1)	you must submit an application satisfactory to us;

2)	you must submit evidence of insurability satisfactory to us;

3)	the increased Monthly Deduction will not cause the contract to lapse, as described in Section 5.8, Grace Period and Contract Lapse, as of the effective date of the increase; and

4)	any increase may only be made prior to the Contract Anniversary when the Insured attains Age 80 and will be subject to our issue rules and limits at the time of the application.

After an increase, additional surrender charges and an increase to the Monthly Deduction will apply. We will send you an updated surrender charge schedule for the increase.

A new Guaranteed Monthly Premium will be applicable during the remainder of the Guaranteed Payment Period. We will send you current contract data after an increase in the Specified Amount.

6.3 Change in Coverage Option

You may change the coverage option any time after the contract has been in force for one year. Once you have changed the coverage option, you cannot change it again for the next twelve months.

If the Coverage Option is Option B or Option C, you may change it to Option A. For changes from Option B, the new Specified Amount will be the Specified Amount plus the Contract Value as of the effective date of the change. For changes from Option C, the new Specified Amount will be the Specified Amount plus total premiums paid, minus the total amount of partial surrenders as of the effective date of the change. The new death benefit will be as described in Section 4.2, Death Proceeds. The effective date of the change will be the Monthly Anniversary Day on or following the date we receive your application for change.

If the Coverage Option is Option A or Option B you may not change it to Option C. Coverage Option C is only available at issue.

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If the Coverage Option is Option A or Option C, you may change it to Option B subject to satisfactory evidence of insurability. The Specified Amount will not change. The new death benefit will be as described in Section 4.2, Death Proceeds. The effective date of the change will be the Monthly Anniversary Day on or following the date we approve your application for change.

We have the right to decline any Coverage Option change that we determine would disqualify this contract as life insurance under applicable tax laws.

6.4 Changing Your Contract

Any change to your contract not discussed in this section must be approved by us and signed by our President, Vice President, Secretary, or Assistant Secretary. We will send you an amendment or endorsement for attachment to your contract showing the approved change. No agent has the authority to make any changes or waive any of the terms of your contract.

Section 7: Contract Values

7.1 Net Premium

The Net Premium is the premium payment received less the Premium Expense Charge shown in Section 1, Contract Data.

7.2 Contract Value

On the Contract Date the Contract Value equals:

1)	the initial Net Premium paid; less

2)	the Monthly Deduction, as defined in Section 3.17, Monthly Deduction.

On any day after the Contract Date, the Contract Value is equal to the Fixed Account Value (including the loan account value) plus the Variable Account Value.

7.3 Fixed Account Value

On the Contract Date the Fixed Account Value equals:

1)	the portion of the Net Premium allocated to the Fixed Account; less

2)	the portion of the Monthly Deduction allocated to the Fixed Account.

On each Valuation Day the Fixed Account Value will be equal to:

A + B + C - D - E - F

“A” is the Fixed Account Value on the preceding Valuation Day plus interest from the preceding Valuation Day to the date of calculation.

“B” is the portion of the Net Premiums allocated to the Fixed Account and received since the preceding Valuation Day, plus interest from the date we receive such Net Premiums to the date of calculation.

“C” is the amount of any transfers from the Subaccounts to the Fixed Account since the preceding Valuation Day, plus interest on such transferred amounts from the effective dates of such transfers to the date of calculation.

“D” is the amount of any transfers from the Fixed Account to the Subaccounts since the preceding Valuation Day, plus interest on such transferred amount from the effective dates of such transfers to the date of calculation.

“E” is the amount of any partial surrenders from the Fixed Account since the preceding Valuation Day, plus interest on these surrendered amounts from the effective date of the partial surrenders to the date of calculation.

“F” is a pro-rata share of the Monthly Deduction, as described in Section 7.6, Monthly Deduction, for the month beginning on that Monthly Anniversary Day.

7.4 Interest Rate for Fixed Account Value

The value in the Fixed Account is guaranteed to accumulate at the minimum Fixed Account Guaranteed Interest Rate, which is shown in Section 1, Contract Data. We may credit a rate in excess of the Fixed Account Guaranteed Interest Rate shown in Section 1, Contract Data, while the contract is in force.

We may change the interest rate credited to new deposits at any time. We will not change the interest rate credited to funds in the Fixed Account more often than once each year.

7.5 Variable Account Value

The Variable Account Value is the sum of the values of the Subaccounts under this contract.

As of the Allocation Date the value of each Subaccount equals:

1)	the portion of the initial Net Premium allocated to the Subaccount; less

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2)	the pro-rata share of the Monthly Deduction allocated to the Subaccounts.

7.6 Monthly Deduction

We will make Monthly Deductions from the Contract Value on each Monthly Anniversary Day equal to the sum of the following:

1)	the monthly Cost of Insurance, as described in Section 7.7, Cost of Insurance;

2)	the Monthly Expense Charge as shown in Section 1, Contract Data; and

3)	the cost of any additional benefits provided by riders as shown in Section 1, Contract Data.

7.7 Cost of Insurance

The Cost of Insurance rates we use will not exceed those shown in Section 2, Monthly Cost of Insurance Rates.

The Cost of Insurance on any Monthly Anniversary Day is equal to:

Q x (R - S)
1000

“Q” is the Cost of Insurance rate shown in Section 2, Monthly Cost of Insurance Rates.

“R” is the Insured’s death benefit on that day discounted for one month at a rate not less than the Fixed Account Guaranteed Interest Rate, shown in Section 1, Contract Data.

“S” is the Contract Value, as described in Section 7.2, Contract Value.

We determine the Cost of Insurance rates (‘Q’ in the above formula) based on the Insured’s Age, number of completed Contract Years, [Sex, ] and Risk Class. We guarantee that these rates will never exceed the Table of Guaranteed Maximum Monthly Cost of Insurance Rates shown in Section 2, Monthly Cost of Insurance Rates, except as described below for substandard Risk Classes.

We will make any change in the current Cost of Insurance rates on a uniform basis for Insureds of the same Age, [Sex, ] and Risk Class whose contracts have been in force the same length of time. We will never increase the current Cost of Insurance rates to recover losses incurred or decrease them to distribute gains realized by us prior to the change.

The Table of Guaranteed Maximum Monthly Cost of Insurance Rates shown in Section 2, Monthly Cost of Insurance Rates, is based on the Mortality Table shown in Section 1, Contract Data. We will adjust the Guaranteed Maximum Monthly Cost of Insurance Rates appropriately for substandard Risk Classes.

7.8 Cost of Additional Benefits Provided by Riders

The cost of additional benefits provided by riders is shown in Section 1, Contract Data.

7.9 Changes in Contract Cost Factors

The contract cost factors are Monthly Deductions, Premium Expense Charges, Loan Interest Rate, Mortality and Expense Risk Charge, and the interest rate credited to the Fixed Account. We will periodically set or adjust contract cost factors, but the rates will not exceed the amounts shown in Section 1, Contract Data. The interest rate credited to the Fixed Account will not be less than the rate shown in Section 1, Contract Data. Any change in these factors shall be based on future anticipated experience.

In setting these rates, we may consider many factors including, but not limited to: mortality, persistency, investment earnings, expenses, reinsurance costs, inflation, assessments, taxes, and any new tax or other economic burden incurred by us resulting from the application of future tax laws or other regulations.

7.10 Cash Surrender

You may surrender this contract for its Cash Surrender Value at any time by submitting a Written Notice to terminate coverage.

The Cash Surrender Value is:

1)	the Contract Value at the time of surrender; less

2)	any applicable surrender charge; less

3)	any loan balance.

We will also refund any Cost of Insurance deducted for the period beyond the date of contract surrender.

Section 1, Contract Data, shows the surrender charges. These charges apply in the first 10 Contract Years. Additional surrender charges will apply for 10 years following any increases in Specified Amount.

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Certain federal income tax consequences may apply to cash surrenders. You should consult your tax advisor before requesting a cash surrender.

7.11 Partial Surrenders

You may surrender a portion of the Contract Value at any time by submitting a Written Notice. A partial surrender must occur before the death of the Insured while the contract is in force. The partial surrender amount will be the amount you request plus the partial surrender charge shown in Section 1, Contract Data. The minimum amount for a partial surrender is $500. The maximum partial surrender is the Cash Surrender Value, less $300. We will deduct the partial surrender amount from the Contract Value on the day we receive Written Notice for the partial surrender.

We will deduct the partial surrender amount from the Subaccounts and/or the Fixed Account according to your instructions. If you provide no instructions, we will deduct the partial surrender amount from the Subaccounts and/or the Fixed Account on a pro-rata basis. In the event that the partial surrender amount exceeds the Subaccount value and/or the Fixed Account Value, we will process the partial surrender for the amount available and contact you for further instructions.

We will reduce the Contract Value by the partial surrender amount.

In addition, under Option A, we will reduce the Specified Amount. The amount of this reduction will be the partial surrender amount minus the excess, if any, of the death benefit over the Specified Amount at the time the partial surrender is made. However, if the partial surrender amount is less than or equal to any excess of the death benefit over the Specified Amount, we will not reduce the Specified Amount. We have the right to require that the Specified Amount remaining in force after any partial surrender be at least equal to the Minimum Specified Amount shown in Section 1, Contract Data.

Certain federal income tax consequences may apply to partial surrenders. You should consult your tax advisor before requesting a partial surrender.

7.12 Time Period for Payment

We will normally pay out any surrender, partial surrender, loan, or death benefit within seven days of receiving your Written Notice or receipt and filing of due proof of death. However, we have the right to suspend or delay the date of any surrender, partial surrender, loan, or death benefit payment from the Subaccounts for any period during which:

1)	the New York Stock Exchange is closed, other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or

2)	the Securities and Exchange Commission permits by an order the postponement for the protection of contract Owners; or

3)	the Securities and Exchange Commission determines that an emergency exists that would make the disposal of securities held in the Variable Account or the determination of the value of the Variable Account’s net assets not reasonably practicable.

For any surrender, partial surrender, loan, or transfer from the Fixed Account, we have the right to postpone making a payment to you for up to six months from the date of Written Notice, except for any loan made to pay premiums due to the Company. If payment is not made within 30 days after receipt of documentation necessary to complete the transaction (or such shorter period required by a particular jurisdiction) we will add interest to the amount paid from the date of receipt of documentation. We will determine this annual interest rate but it will never be less than the rate required by the state in which this contract is delivered.

7.13 Continuation of Insurance

If your contract lapses as described in Section 5.8, Grace Period and Contract Lapse, we will apply the Cash Surrender Value to continue the benefits provided by this contract and any additional benefits provided by riders for a portion of the next month.

7.14 Basis of Computation

We will base guaranteed values on the Mortality Table shown in Section 1, Contract Data.

Account Values and benefits under this contract are not less than the minimum values and benefits required by or pursuant to the NAIC Variable Life Insurance Regulation, Model #270 using Actuarial Guideline XXIV. As required, we have filed a statement of the basis of the charges and the method of computing these values and benefits with the Interstate Insurance Product Regulation Commission.

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Section 8: Loan Provisions

8.1 Contract Loans

While this contract is in force and a sufficient amount of loan is available, a contract loan may be obtained by submitting a Written Notice. This contract assigned to us is the only security needed.

When a loan is made, we will transfer an amount equal to the loan from the Fixed and Variable Accounts to the loan account. The loan account is part of the Fixed Account, which is part of our general account. If you do not specify allocation instructions in your loan application, we will withdraw the loan pro-rata from all Subaccounts of the Variable Account having Subaccount values and from the Fixed Account.

Amounts transferred to the loan account do not participate in the investment experience of the Fixed or Variable Account from which they were withdrawn. Amounts in the loan account will earn interest at the Minimum Fixed Account Guaranteed Interest Rate shown in Section 1, Contract Data. Different interest rates may be applied to the loan account than the Fixed Account. Any interest credited on loaned amounts will remain in the Fixed Account.

You may repay your contract loan in full or in part while your contract is in force prior to the death of the Insured. You must clearly mark repayments as “loan repayments” or we will credit them as premiums. Each loan repayment will result in a transfer of an amount equal to the loan repayment from the loan account to the Fixed and/or Variable Account. We will use your current premium allocation schedule to allocate the loan repayments. We have the right to not accept partial loan repayments for amounts less than $25.

You may not repay a loan that exists at the end of the grace period unless this contract is reinstated.

8.2 Amount of Loan

The Cash Surrender Value of the contract, less loan balance, less loan interest to the next Contract Anniversary.

8.3 Loan Interest

We will charge interest on a contract loan from the date of the loan at the Loan Interest Rate shown in Section 1, Contract Data. We may establish a lower rate for any period for which the contract loan is outstanding.

Interest is payable at the end of each Contract Year and on the date the loan balance is repaid. If interest is not received by the Contract Anniversary, we will transfer the accrued loan interest from the Fixed and Variable Accounts to the loan account on a pro-rata basis.

8.4 Loan Balance

Loan balance includes all unpaid contract loans and any accrued loan interest. We will deduct any outstanding loan balance from the contract Proceeds.

Your contract lapses when your Cash Surrender Value is no longer positive. We will send notice to your address of record and to the holder of any assignment of record at least 31 days before termination.

Section 9: Other Contract Provisions

9.1 Contract

This contract, the application, and any supplemental applications make up the entire contract. We issue this contract in consideration of the application and payment of the premiums. We attach a copy of any application when we issue this contract and when supplemental coverage becomes effective.

In the absence of fraud, all statements made in any applications either by you or by the Insured will be considered representations and not warranties. We may use misstatements to contest a claim or the validity of this contract only if they are contained in an application.

9.2 Incontestability

We cannot contest the validity of this contract after it has been in force during the Insured’s lifetime for two years from the Contract Date shown in Section 1, Contract Data, except:

1)	for fraud, when permitted by applicable law in the state where the contract is delivered or issued for delivery; or

2)	if the contract lapses as described in Section 5.8, Grace Period and Contract Lapse.

We will not contest any increase in the Specified Amount after the increase has been in force during the Insured’s lifetime for two years following the effective date of the increase, except for fraud, when permitted by applicable law in the state where the contract is delivered or issued for delivery.

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9.3 Suicide

If the Insured dies by suicide, while sane or insane, within two years of the Contract Date shown in Section 1, Contract Data, or the date of a reinstatement application, the amount payable by us will be equal to the total premiums paid on this contract, less the amount of any loan balance and partial surrenders.

If the Insured dies by suicide, while sane or insane, within two years after the effective date of any increase in the Specified Amount, the amount payable by us associated with such increase will be limited to the part of the Monthly Deduction associated with the increase.

9.4 Age[ and Sex]

If it is determined that the Issue Age [or Sex ]of the Insured as stated in Section 1, Contract Data, is not correct, we will adjust the death benefit under this contract. The adjusted death benefit will be the amount which would have been purchased at the correct Issue Age [ or Sex] in consideration of the most recent Cost of Insurance deductions by adjusting the net amount at risk by the ratio of the incorrect Cost of Insurance rate to the correct Cost of Insurance rate.

While this contract is in force and the Insured is alive, future Cost of Insurance deductions will reflect the corrected Issue Age [ or Sex] of the Insured.

9.5 Tobacco Status

We issue this contract at the Risk Class shown in Section 1, Contract Data.

If it is determined during the first two Contract Years that the Insured’s Risk Class is not stated correctly, we will adjust the death benefit under this contract. The adjusted death benefit will be the amount which would have been purchased at the correct Risk Class in consideration of the most recent Cost of Insurance deductions by adjusting the net amount at risk by the ratio of the incorrect Cost of Insurance rate to the correct Cost of Insurance rate.

While this contract is in force and the Insured is alive, future Cost of Insurance deductions will reflect the corrected Risk Class of the Insured.

9.6 Termination of Coverage

Coverage under this contract terminates when any of the following events occur:

1)	we receive Written Notice of your request to terminate coverage;

2)	the Insured dies; or

3)	the contract lapses, as described in Section 5.8, Grace Period and Contract Lapse, and the grace period ends without sufficient premiums being paid.

9.7 Modifications

Upon notice to you, we may modify the contract, but only if such modification is necessary to:

1)	make the contract or the Variable Account comply with any law or regulation issued by a governmental agency to which we are subject; or

2)	assure continued qualification of the contract under the Internal Revenue Code or other federal or state laws relating to variable life contracts; or

3)	reflect a change in the operation of the Variable Account; or

4)	provide additional Fixed and/or Variable Account accumulation options.

We have the right to modify the contract as necessary to attempt to prevent the contract Owner from being considered the Owner of the assets of the Variable Account. In the event of any such modification, we will issue an appropriate endorsement to the contract, if required.

9.8 Nonparticipating

This contract is nonparticipating, which means that it will not participate in any of our profits, losses, or surplus earnings.

9.9 Annual Report

At least annually and free of charge, we will send you a report showing the following:

1)	the beginning and end dates of the current report period;

2)	the Contract Value, if any, at the beginning of the current report period and at the end of the current report period;

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3)	the amounts that have been credited or debited to the Contract Value during the current report period, identified by type;

4)	the current death benefit at the end of the current report period;

5)	the Cash Surrender Value, if any, at the end of the current report period;

6)	the amount of outstanding loans, if any, at the end of the current report period; and

7)	a notice if the Cash Surrender Value will not maintain the insurance in force until the end of the next Contract Anniversary, assuming guaranteed interest, mortality, and expense.

Upon receiving your Written Notice, we will send you a report at any other time during the year. We may assess a reasonable charge for this report.

9.10 Age 121

On the Contract Anniversary after the Insured attains age 121, your contract will continue, subject to the following:

1)	no further premium payments will be accepted by us, except for amounts necessary to keep the contract in force under Section 5.8, Grace Period and Contract Lapse;

2)	interest on loans will continue to accrue;

3)	there will be no further Cost of Insurance deductions;

4)	there will be no further Monthly Expense Charge deductions;

5)	new loans, partial surrenders, and loan repayments will be allowed; and

6)	this provision will have no effect on the termination of any riders attached to this contract. All riders terminate as provided in the rider.

This contract may not qualify as life insurance and may be subject to adverse tax consequences. A tax advisor should be consulted before you choose to continue this contract after the Insured attains age 121.

9.11 Conformity with Interstate Insurance Product Regulation Commission Standards

This contract was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under its standards. Any provision of this contract that, on the provision’s effective date, is in conflict with the applicable Interstate Insurance Product Regulation Commission standards for this product type in effect as of the provision’s effective date of Commission contract approval, is hereby amended to conform to the applicable Interstate Insurance Product Regulation Commission standards in effect as of the provision’s effective date of Commission contract approval.

Section 10: Control of Contract

10.1 Ownership

The Insured is the Owner unless otherwise provided in the application. As Owner, you may exercise every right provided by your contract. These rights and privileges end at the Insured’s death.

We will require the consent of the Beneficiary to exercise these rights if you have waived the right to change the Beneficiary designation.

If you die while the Insured is living, ownership will pass to the successor Owner, if named. If there is no successor Owner, ownership passes to your estate.

If ownership is shared by more than one person, all such persons must act together to exercise a right. Unless otherwise specified, if a co-Owner dies during the Insured’s lifetime, the co-Owner’s interest in this contract will pass to the remaining co-Owners. If the Owner or all co-Owners die during the Insured’s lifetime, ownership will pass to the Successor Owner, if one has been named; otherwise, ownership will pass to the Owner’s estate.

10.2 Change of Ownership

You may change the ownership of this contract while the Insured is alive. You must give Written Notice. The change will be effective on the date your request was signed, unless otherwise specified by you, but will have no effect on any payment made or other action taken by us before we receive it. We may require that you submit the contract for endorsement to show the change.

10.3 Assignment

An assignment is a transfer of some or all of your rights under this contract. You may assign this contract by filing a Written Notice. No assignment will be binding on us until we record it. Assignments, unless otherwise specified by you, shall take effect on the date the notice is signed by you, subject to any payments made or actions taken by us prior to receipt of Written Notice. We assume no responsibility for the validity or effect of any assignment.

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10.4 Beneficiary

The Beneficiary is shown on the application or in the last Beneficiary designation filed with us.

We will pay death Proceeds to the Beneficiary except as provided in this section.

Absent any clear instructions from you to the contrary, if any Beneficiary dies before the Insured, that Beneficiary’s interest will pass to any other beneficiaries according to their respective interest.

If all Beneficiaries die before the Insured, we will pay the death Proceeds to you, if living, otherwise, we will pay the death Proceeds to your estate or legal successors.

Unless you have waived the right to do so, you may change the Beneficiary by filing a Written Notice. In order to be effective, you must sign the Written Notice for change of Beneficiary while your contract is in force and the Insured is living. The change will be effective on the date your request was signed, unless otherwise specified by you, but will have no effect on any payment made or other action taken by us before we receive it.

The interest of any Beneficiary will be subject to:

1)	any assignment of this contract that is binding on us; and

2)	any optional settlement agreement described in Section 13, Payment of Proceeds, in effect at the Insured’s death.

10.5 Simultaneous Death of Beneficiary and Insured

We will pay death Proceeds as though the Beneficiary died before the Insured if:

1)	the Beneficiary dies at the same time as or within 15 days of the Insured’s death; and

2)	we have not paid the Proceeds to the Beneficiary within this 15-day period.

Section 11: The Variable Account

11.1 General Description

The name of the Variable Account is the Kansas City Life Variable Life Separate Account. The income, gains, and losses (whether or not realized) from assets allocated to the Variable Account are credited or charged against the Variable Account without regard to our other income, gains, or losses. The portion of the assets of the Variable Account equal to the reserves and other contract liabilities with respect to the Variable Account will not be chargeable with liabilities arising out of any other business we may conduct.

The assets of the Variable Account are segregated by investment options, thus establishing a series of Subaccounts within the Variable Account.

When permitted by law, we reserve the right to:

1)	create new separate accounts;

2)	combine separate accounts;

3)	remove, combine, or add Subaccounts and make the new Subaccounts available to you at our discretion;

4)	substitute shares of another portfolio of the funds or shares of another investment company for those of the funds;

5)	add new portfolios to the funds;

6)	deregister the Variable Account under the Investment Company Act of 1940 if registration is no longer required;

7)	make any changes required by the Investment Company Act of 1940; and

8)	operate the Variable Account as a managed investment company under the Investment Company Act of 1940 or any other form permitted by law.

If a change is made, we will send you a revised prospectus and any notice required by law. If required, we would first seek the approval of the Securities and Exchange Commission, and when required, the appropriate state regulatory authorities before making a change in the investment options.

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11.2 Subaccounts

The Subaccounts are separate investment accounts that together make up the Variable Account. The assets of each Subaccount are invested in a corresponding portfolio of a designated mutual fund. They are named in Section 1, Contract Data.

Subaccount values will fluctuate in accordance with the investment experience of the applicable portfolio of the fund held within the Subaccount.

The Subaccount value is equal to the number of Accumulation Units credited to the Subaccount times the appropriate Accumulation Unit value.

The number of Accumulation Units to be purchased or redeemed in a transaction is found by dividing:

1)	the dollar amount of the transaction; by

2)	the Subaccount’s unit value for the Valuation Period for that transaction.

The number of units in any Subaccount will be increased at the end of the Valuation Period by:

1)	any Net Premiums allocated to the Subaccount during the current Valuation Period; and

2)	any transfers to the Subaccount from another Subaccount or from the Fixed Account during the current Valuation Period.

The number of units in any Subaccount will be decreased at the end of the Valuation Period by:

1)	any amounts transferred from the Subaccount to another Subaccount or the Fixed Account;

2)	amounts surrendered during the current Valuation Period.

The number of units in any Subaccount will also be reduced on each Monthly Anniversary Day by a pro-rata share of the Monthly Deduction. The Monthly Deduction will reduce the Subaccount units in proportion to each Subaccount’s value to the entire Contract Value.

The value of an Accumulation Unit for each of the Subaccounts was arbitrarily set at $10 when the first investments were bought. The value for any later Valuation Period is equal to:

A x B

“A” is equal to the Subaccount’s Accumulation Unit value for the end of the immediately preceding Valuation Day.

“B” is equal to the Net Investment Factor for the most current Valuation Day.

The Net Investment Factor equals:

X – Z

Y

“X” equals the sum of:

1)	the net asset value per Accumulation Unit held in the Subaccount at the end of the current Valuation Day; plus

2)	the per Accumulation Unit amount of any dividend or capital gain distribution on shares held in the Subaccount during the current Valuation Day; less

3)	the per Accumulation Unit amount of any capital loss distribution on shares held in the Subaccount during the current Valuation Day; less

4)	the per Accumulation Unit amount of any taxes or any amount set aside during the Valuation Day as a reserve for taxes.

“Y” equals the net asset value per Accumulation Unit held in the Subaccount as of the end of the immediately preceding Valuation Day.

“Z” equals the charges deducted from the Subaccount on each Valuation Day for the Mortality and Expense Risk Charge.

We deduct the Mortality and Expense Risk Charge from each of the Subaccounts on each Valuation Day. This charge compensates us for assuming the mortality and expense risks under this contract. These charges are shown in Section 1, Contract Data.

The value of a Subaccount may increase, decrease, or remain the same.

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11.3 Allocations

This contract provides investment options for the amount in the Contract Value. The initial premium allocation percentages are indicated in the application for this contract. These percentages will also apply to subsequent premium allocations until you change them. Such allocation percentages may be changed by Written Notice.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages must equal 100.

We have the right to limit the number of Subaccount allocations in effect at any one time.

On the Allocation Date we will allocate the Contract Value to a money market Subaccount. We will also allocate any subsequent premiums that are received from this time until the Reallocation Date to a money market Subaccount. On the Reallocation Date, Contract Value in the money market Subaccount will be allocated to the Subaccounts and to the Fixed Account based on the Net Premium payment allocation percentages in the contract application. After the Reallocation Date, planned periodic premiums and unscheduled premiums will be allocated as requested on the Valuation Day they are received by the home office.

Section 12: Transfers

12.1 Transfer Fees

Six transfers per year may be made from Subaccounts and the Fixed Account free of charge. Any unused free transfers do not carry over to the next Contract Year. We will charge a $25 transfer fee on any additional transfers during a Contract Year. For the purpose of assessing a fee, we consider each Written Notice or telephone request to be one transfer. We will deduct the processing fee from the amount being transferred, or from the remaining Contract Value, according to your instructions.

12.2 Transfers from Subaccounts

After the right to examine period and Reallocation Date, you may transfer all or a part of the value in any Subaccount of the Variable Account to one or more of the Subaccounts of the Variable Account or to the Fixed Account. The minimum amount that you may transfer is the lesser of:

1)	$250; or

2)	the total value in that Subaccount on that date.

We will treat any transfer that would reduce the amount in a Subaccount below $250 as a transfer request for the entire amount in that Subaccount.

A transfer fee may apply as described in Section 12.1, Transfer Fees.

An excessive number of transfers, including short-term “market timing” transfers, may adversely affect the performance of the underlying fund in which a Subaccount invests. If, in our sole opinion, a pattern of excessive transfers develops, we have the right not to process a transfer request. We also have the right not to process a transfer request when the sale or purchase of shares of a fund is not reasonably practicable due to actions taken or limitations imposed by the fund.

We may suspend or modify this transfer privilege at any time.

12.3 Transfers from the Fixed Account

At your request, you may transfer an amount from the unloaned value in the Fixed Account to one or more Subaccounts of the Variable Account. Your request must be made by Written Notice. You may make only one transfer from the Fixed Account each Contract Year.

The maximum amount you may transfer from the Fixed Account each Contract Year will be the greatest of:

1)	25% of the unloaned Fixed Account Value, unless the balance after the transfer is less than $250, in which case the entire amount will be transferred;

2)	$2,000, or the unloaned Fixed Account Value, if less; or

3)	the amount transferred from of the Fixed Account the previous Contract Year.

A transfer fee may apply as described in Section 12.1, Transfer Fees.

We may suspend or modify this transfer privilege at any time.

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Section 13: Payment of Proceeds

13.1 Payment Options

You may apply Proceeds of $2,000 or more to any of the following options:

Option 1: Interest Payments

We will make interest payments to the payee annually or monthly as elected. We will pay interest on the Proceeds at the guaranteed rate of 1.0% per year and we may increase that by additional interest paid annually. You may withdraw the Proceeds and any unpaid interest in full at any time.

Option 2: Installments of a Specified Amount

We will make annual or monthly payments until the Proceeds plus interest are fully paid. We will pay interest on the Proceeds at the guaranteed rate of 1.0% per year and we may increase that by additional interest paid annually. You may withdraw the present value of any unpaid installments at any time.

Option 3: Installments for a Specified Period

We will pay the Proceeds in equal annual or monthly payments for a specified number of years. We will pay interest on the Proceeds at the guaranteed rate of 1.0% per year and we may increase that by additional interest paid annually. You may withdraw the present value of any unpaid installments at any time. The rates used to calculate each payment are shown in Table A.

Option 4: Life Income

We will pay an income during the payee’s lifetime. You may choose a minimum guaranteed payment period. Payments received under the installment refund option will continue until the total income payments equal the Proceeds applied. The rates used to calculate each payment are shown in Table B.

Option 5: Joint and Survivor Income

We will pay an income during the lifetime of two persons and will continue to pay the same income as long as either person is living. The minimum guaranteed payment period will be ten years. The rates used to calculate each payment are shown in Table C.

If the payout rates in use by us at the time Proceeds become payable are more favorable than those shown in Tables B and C, we will provide a life income using the more favorable rates.

13.2 Payee

The payee is the person receiving Proceeds under a payment option. The payee can be you, the Insured, or a Beneficiary. We will require satisfactory proof of the payee’s age [ and sex] under Options 4 and 5.

The contingent payee is the person named to receive Proceeds if the payee is not alive.

13.3 Minimum Payments

The payment under any payment option must be at least $25. We may make payments less frequently so that each payment is at least $25.

13.4 Choice of Options

You may choose an option by Written Notice during the Insured’s lifetime. If a payment option is not in effect at the Insured’s death, the Beneficiary may make a choice.

13.5 Availability of Options

We have the right to restrict these options if you designate an executor, administrator, trustee, corporation, partnership, or association as the payee.

13.6 Operative Date

The first payment under Option 1 will be payable at the end of the first interest period. The first payment under Options 2 through 5 will be payable one payment mode following the date Proceeds are payable.

13.7 Death of Payee

At the death of the payee, we will pay any payments remaining according to the terms of the payment option chosen, unless the contingent payee elects by Written Notice to receive the present value of any remaining guaranteed payments in a single sum.

If you do not name a contingent payee or the contingent payee does not survive the payee, we will pay the following amounts in one sum to the estate of the payee:

1)	any amount left on deposit under Option 1; and

2)	the present value of any remaining guaranteed payments under Options 2 through 5.

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If you have not named a contingent payee, or if every contingent payee named by you dies before the payee, you may, by Written Notice, name a new contingent payee. The new contingent payee will receive any amount that would otherwise have been payable to the payee’s estate.

13.8 Claims of Creditors

To the extent permitted by law, Proceeds will not be subject to any claims of a payee’s creditors.

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TABLE A – INSTALLMENTS FOR A SPECIFIED PERIOD OPTION*

for each $1,000 of Proceeds Applied

Term of Years	Annual	Monthly	Term of Years	Annual	Monthly	Term of Years	Annual	Monthly
1	$1,000.00	$83.71	11	$95.50	$7.99	21	$52.51	$4.40
2	502.49	42.07	12	87.97	7.36	22	50.36	4.22
3	336.66	28.18	13	81.60	6.83	23	48.40	4.05
4	253.74	21.24	14	76.14	6.37	24	46.61	3.90
5	204.00	17.08	15	71.41	5.98	25	44.96	3.76

6	170.84	14.30	16	67.27	5.63	26	43.43	3.64
7	147.16	12.32	17	63.62	5.33	27	42.03	3.52
8	129.40	10.83	18	60.38	5.05	28	40.72	3.41
9	115.58	9.68	19	57.48	4.81	29	39.50	3.31
10	104.54	8.75	20	54.87	4.59	30	38.36	3.21

TABLE B – LIFE INCOME OPTIONS*

Monthly Income for each $1,000 of Proceeds Applied

	[Male] Minimum Guaranteed Payment Period				[Female] Minimum Guaranteed Payment Period
Age	None	120 Months	240 Months	Installment Refund	None	120 Months	240 Months	Installment Refund
50	$[2.77	$2.75	$2.68	$2.43	$2.53	$2.53	$2.49	$2.32
51	2.83	2.81	2.74	2.47	2.59	2.58	2.54	2.36
52	2.90	2.88	2.79	2.52	2.65	2.64	2.60	2.39
53	2.97	2.95	2.85	2.57	2.71	2.70	2.65	2.44
54	3.05	3.02	2.91	2.60	2.77	2.76	2.71	2.48

55	3.13	3.10	2.97	2.65	2.84	2.83	2.76	2.53
56	3.21	3.18	3.04	2.71	2.91	2.90	2.82	2.58
57	3.30	3.26	3.10	2.75	2.99	2.97	2.89	2.63
58	3.39	3.35	3.16	2.80	3.07	3.05	2.95	2.67
59	3.49	3.44	3.23	2.85	3.15	3.13	3.02	2.73

60	3.60	3.54	3.30	2.91	3.24	3.21	3.08	2.78
61	3.71	3.64	3.36	2.96	3.34	3.30	3.15	2.83
62	3.84	3.75	3.43	3.03	3.44	3.40	3.22	2.89
63	3.96	3.87	3.50	3.09	3.55	3.50	3.30	2.94
64	4.10	3.99	3.56	3.15	3.66	3.60	3.37	3.01

65	4.25	4.11	3.63	3.22	3.78	3.72	3.44	3.07
66	4.41	4.24	3.69	3.30	3.91	3.83	3.51	3.14
67	4.57	4.38	3.75	3.35	4.05	3.96	3.59	3.22
68	4.75	4.52	3.81	3.44	4.20	4.09	3.66	3.28
69	4.94	4.67	3.87	3.52	4.36	4.23	3.73	3.35

70	5.15	4.82	3.92	3.58	4.53	4.38	3.79	3.44
71	5.36	4.98	3.97	3.67	4.72	4.53	3.85	3.52
72	5.59	5.14	4.01	3.76	4.92	4.69	3.91	3.58
73	5.84	5.31	4.05	3.83	5.14	4.86	3.97	3.67
74	6.10	5.48	4.09	3.90	5.37	5.04	4.02	3.76

75	6.38	5.65	4.12	4.01	5.62	5.22	4.06	3.86]

TABLE C – JOINT AND SURVIVOR INCOME OPTION*

Monthly Income – Ten Year Guaranteed Payment Period for each $1,000 of Proceeds Applied

[Male]	[Female] Age
Age	50	55	60	65	70	75
50	$[2.33	$2.46	$2.57	$2.65	$2.72	$2.76
55		2.58	2.74	2.88	2.99	3.07
60			2.91	3.11	3.29	3.43
65				3.33	3.61	3.84
70					3.90	4.27
75						4.66]

*Amounts not shown for available options will be furnished on request.

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[	]

Flexible Premium Adjustable Death Benefit Variable Life Insurance Contract – Nonparticipating

Adjustable death benefit. Death Proceeds payable at death of Insured. Flexible premiums payable until prior to the death of Insured.

If you have any questions concerning this contract or if anyone suggests that you change or replace this contract, please contact your Kansas City Life agent or the home office of the Company.

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